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                                                                      Exhibit 99

EXCHANGE NATIONAL BANCSHARES DECLARES QUARTERLY DIVIDEND OF $0.21 PER SHARE Jefferson City, MO
May 17, 2006

Exchange National Bancshares of Jefferson City, MO (NASDAQ: EXJF) announced today that its Board of Directors approved a quarterly cash dividend of 21 cents per share, payable July 1, 2006 to shareholders of record at the close of business on June 15, 2006.

In commenting on the Board's action, Chairman and CEO James E. Smith said, "We are pleased to again demonstrate our financial strength through payment of a cash dividend." Mr. Smith added, "This quarter's dividend rate reflects a 3 cents per share increase over the 2005 quarterly rate. As previously reported, this payment reflects the adjustment for elimination of the special dividend normally paid in December."

Exchange National Bancshares, Inc., a multi-bank holding company headquartered in Jefferson City, Missouri, is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of Clinton with locations in Springfield, Lee's Summit, Branson, Windsor, Collins and Osceola; Bank 10 with locations in Belton, Drexel, Harrisonville, Independence and Raymore; and Osage Valley Bank of Warsaw.

Statements made in this press release that suggest Exchange National Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:        Kathleen Bruegenhemke
                Senior Vice President, Investor Relations
                TEL: 573.761.6100   FAX: 573.761.6272
                www.exchangebancshares.com
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